                      COMPOUND SUPPLY AND LICENSE AGREEMENT



         This Compound Supply and License Agreement dated as of December 15, 1998 (the "Effective Date") is between the R.W. Johnson Pharmaceutical Research Institute ("PRI"), a division of Ortho-McNeil Pharmaceutical, Inc, a Delaware corporation, having a business address of U.S.Route 202, Raritan, NJ 08869, and ArQule, Inc. ("ArQule"), a Delaware corporation, having a business address of 200 Boston Avenue, Medford, MA 02155.



                                 R E C I T A L S
                                 ---------------

         WHEREAS, ArQule has expertise relating to the design and synthesis of libraries of chemical compounds in Mapping Array Sets using rapid parallel synthesis methods, including its AMAP(TM) chemical synthesis system;

         WHEREAS, PRI desires to access compound libraries produced by ArQule to identify lead molecules by subscribing to the ArQule Mapping Array Program
pursuant to which ArQule will synthesize and deliver to PRI at least   *
small organic molecules each year in a collection of Mapping Array Sets
representing at least   *   Chemical Themes; and

         WHEREAS, ArQule is willing to provide its compound libraries comprising ArQule Compounds in Mapping Array Sets delivered as individual compounds in a spatially addressable array format in a microtiter plate wherein the ArQule Compounds within each Mapping Array Set are, on average, at least * pure; and

         WHEREAS, ArQule and PRI desire that the implementation of the Mapping Array Program be managed by a joint Research Committee; and

         WHEREAS, PRI desires to screen the ArQule Compounds against biological targets in the Screening Field in order that PRI may obtain an exclusive license to Available Compounds in the Development Field whereby PRI will pay ArQule success fees and royalties on Royalty-Bearing Products; and

         WHEREAS, PRI also desires to receive a non-exclusive license to practice certain ArQule Patent Rights outside of the Mapping Array Program.

         NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, PRI and ArQule hereby agree as follows:

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1. DEFINITIONS.

         1.1. "ACTIVE COMPOUND" means an ArQule Compound that exhibits activity against a Target, as determined by PRI according to a predetermined threshold set by PRI for each Target consistent with the manner it treats other compounds resulting from its drug discovery program.

         1.2. "AFFILIATE" means any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by, controls or is under common control with a party. For the purposes of this definition, the term "control" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

         1.3. "ANALOG" means a chemical compound (i) that exhibits significant structural similarity to an ArQule Compound, (ii) was discovered or developed using information obtained by screening ArQule Compounds, or (iii) was structurally derived in one or more steps from a parent ArQule Compound by a process of modification or partial substitution of at least one component wherein at least one structural feature is retained at each process step.

         1.4. "ARQULE COMPOUND" means a chemical compound provided by ArQule to PRI pursuant to this Agreement, and specifically includes all compounds in the Mapping Array Sets provided to PRI under the Mapping Array Program.

         1.5. "AVAILABLE COMPOUND" means an Active Compound that, as of the date PRI reports activity to ArQule, (i) ArQule has the right to grant to PRI the licenses set forth under Section 4.1. and (ii) is not committed to an internal ArQule program, as evidenced by written or electronic records, in the Development Field.

         1.6. "CHEMICAL THEME" means the chemical or structural characteristics that define the compounds in a Mapping Array Set.

         1.7. "CONFIDENTIAL INFORMATION" means any technical or business information furnished by one party (the "Disclosing Party") to the other party (the "Receiving Party") in connection with this Agreement or generated pursuant to this Agreement as more fully defined in Article 9. Such Confidential Information may include, without limitation, the identity or use of a chemical compound, the identity or use of a biological target, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, Research Committee reports, royalty reports, product and marketing plans, clinical development plans, and customer and supplier information.

         1.8. "DEVELOPMENT FIELD" means applications in * .

         1.9. "EMEA" means the European Medicine Evaluation Agency.

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         1.10. "FDA" means the United States Food and Drug Administration or any successor agency.

         1.11. "IND" means an investigational new drug application filed with the FDA prior to beginning clinical trials in humans as more fully defined in 21 C.F.R. 312.3 or any comparable application filed with the regulatory authorities of a country other than the United States, prior to beginning clinical trials in humans in that country.

         1.12. "LICENSED COMPOUND" means an Available Compound for which PRI has elected to obtain an exclusive license, as further described in Section 3.3. below.

         1.13. "LICENSED COMPOUND GROUP" means a group of from two to four Licensed Compound Sets that contain Licensed Compounds and Analogs which exhibit activity for the same Target, as further described in Section 7.2.

         1.14. "LICENSED COMPOUND SET" means a set of Licensed Compounds that are from the same Mapping Array Set and which are Active Compounds with respect to the same Target, as well as Analogs of those Licensed Compounds that demonstrate biological activity with respect to the same Target, as further described in Section 7.1.

         1.15. "MAJOR MARKET COUNTRY" means any of the United States, United Kingdom, France, Germany, Italy, or Japan.

         1.16. "MAPPING ARRAY(TM) PROGram" means an annual program under which ArQule provides its collaborators with a certain number of ArQule Compounds organized in Mapping Array Sets and grants its collaborators a non-exclusive right to screen the ArQule Compounds against any Target in the Screening Field, as further described in Article 3 below.

         1.17. "MAPPING ARRAY(TM) Set" means a set of ArQule Compounds consisting of diverse, structurally related small organic chemical compounds arranged in a spatially addressable format such as a microtiter screening plate and having the same Chemical Theme, which are provided to PRI under the Mapping Array Program.

         1.18. "NDA" means a New Drug Application and all supplements thereto filed with the FDA, including all documents, data, and other information concerning a Royalty-Bearing Product, which are necessary for, or included in, FDA approval to market such Royalty-Bearing Product, as more fully defined in 21 C.F.R. 314.5 et seq.

         1.19. "NET SALES" means * .

         1.20. "PATENT RIGHTS" means any United States and foreign patent application and any divisional, continuation, or continuation-in-part of such patent application (to the extent the

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

claims are directed to subject matter specifically described therein), as well as any patent issued thereon and any reissue or reexamination of such patent, and any foreign counterparts to such patents and patent applications, including those arising out of this Agreement. "ARQULE PATENT RIGHTS" means Patent Rights that are either (i) invented solely by ArQule employees or assigned solely to ArQule, (ii) invented jointly by ArQule employees and employees of a party other than PRI or assigned jointly to ArQule and a party other than PRI, or (iii) licensed to or otherwise controlled by ArQule, in each case to the extent that ArQule has the ability to license or sublicense the rights required under this Agreement. "PRI PATENT RIGHTS" means Patent Rights developed or discovered solely in connection with this Agreement that are either (i) invented solely by employees of PRI or assigned solely to PRI, (ii) invented jointly by PRI employees and employees of a party other than ArQule or assigned jointly to PRI and a party other than ArQule, or (iii) licensed to or otherwise controlled by PRI, in each case to the extent that PRI has the ability to license or sublicense the rights required under this Agreement. "JOINT PATENT RIGHTS" means Patent Rights developed or discovered solely in connection with this Agreement assigned to both ArQule and PRI as joint owners.

         1.21. "PHASE I CLINICAL TRIAL" shall mean that portion of the FDA submission and approval process which provides for the first introduction into humans of a product with the purpose of determining human toxicity, metabolism, absorption, elimination and other pharmacological action as more fully defined in 21 C.F.R. ss. 312.21(a).

         1.22. "PHASE II CLINICAL TRIAL" shall mean that portion of the FDA submission and approval process which provides for the initial trials of product on a limited number of patients for the purposes of determining dose and evaluating safety and efficacy in the proposed therapeutic indication as more fully defined in 21 C.F.R. ss. 312.21(b).

         1.23. "PHASE III CLINICAL TRIAL" shall mean that portion of the clinical development program which provides for continued trials of a product on sufficient numbers of patients to establish the safety and efficacy of a product and generate, if required, pharmacoeconomics data to support regulatory approval in the proposed therapeutic indication as more fully defined in 21 C.F.R. ss. 312.2(c).

         1.24. "PROPRIETARY MATERIALS" means any tangible research materials, whether biological, chemical, physical, or otherwise, that one party (the "Provider") furnishes to the other party (the "Recipient") under this Agreement and designates as proprietary or confidential, including without limitation all ArQule Compounds.

         1.25. "POP" means the internal PRI proof of principal program in which a clinical candidate is selected, produced in quantity under GMP conditions, pre-clinical toxicology studies are performed, and first administration to human subjects is performed. PRI formally selects a compound as a clinical candidate for POP according to its internal procedures. * .

         1.26. "RESEARCH COMMITTEE" means the joint Research Committee described in
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

Section 2.1.

         1.27. "ROYALTY PERIOD" means the partial calendar quarter commencing on the date on which the first Royalty-Bearing Product is sold and every complete or partial calendar quarter thereafter during which PRI has the obligation to pay a royalty pursuant to Section 5.3.1.

         1.28. "ROYALTY-BEARING PRODUCT" means* .

         1.29. "SCREENING FIELD" means *.

         1.30. "TARGET" means any biological target in the Screening Field that PRI selects for screening against ArQule Compounds.

         1.31. "TECHNOLOGY" means any proprietary development, idea, design, concept, technique, process, invention, compound, discovery, or improvement, whether or not patentable or copyrightable, including those arising out of this Agreement. "ARQULE TECHNOLOGY" means Technology that is either (i) assigned solely to ArQule, (ii) assigned jointly to ArQule and a party other than PRI, or
(iii) licensed to or otherwise controlled by ArQule, in each case to the extent that ArQule has the ability to license or sublicense the rights required under this Agreement. "PRI TECHNOLOGY" means Technology developed or discovered solely in connection with this Agreement that is either (i) assigned solely to PRI,
(ii) assigned jointly to PRI and a party other than ArQule, or (iii) licensed to or otherwise controlled by PRI, in each case to the extent that PRI has the ability to license or sublicense the rights required under this Agreement. "JOINT TECHNOLOGY" means Technology that is developed or discovered jointly by one or more employees or consultants of PRI and one or more employees or consultants of ArQule solely in connection with this Agreement.

         1.32. "UNBLINDED ARQULE COMPOUND" means (i) an Available Compound for which PRI has received the structure under Subsection 3.3.1, (ii) all ArQule Compounds within a Mapping Array Set containing a Licensed Compound for which PRI has received structures under Subsection 3.3.3, or (iii) any other ArQule Compounds for which PRI has received structures from ArQule under this Agreement.

         1.33 "VALID CLAIM" means either (i) a claim of an issued patent that has not been held unenforceable or invalid by an agency or a court of competent jurisdiction in any unappealable or unappealed decision or (ii) a claim of patent application that has been pending for less than five (5) years from the earliest filing date of a non-provisional application and that has not been abandoned or finally rejected without the possibility of appeal or refiling.

2. MANAGEMENT OF MAPPING ARRAY PROGRAM.
--------------------------------------

         2.1. ESTABLISHMENT OF RESEARCH COMMITTEE. The parties hereby establish a Research Committee comprised of four (4) members or such other number as the parties may agree, with

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

an equal number of representatives appointed by each party. The parties shall designate the initial members of the Research Committee within thirty (30) days after the Effective Date. A party may change any of its representatives to the Research Committee at any time upon written notice to the other party.

         2.2. DUTIES OF RESEARCH COMMITTEE. The Research Committee shall monitor, manage, and administer the Mapping Array Program under this Agreement. In general, the Research Committee will have responsibility for all issues of a scientific or technical nature (e.g., scheduling, quality, and delivery formats). Specifically, the Research Committee will discuss which Chemical Themes to include in the Mapping Array Program for each calendar year, verify that Active Compounds exhibit the required activity against a specific Target, and resolve all matters involving scientific questions. The Research Committee may have other responsibilities as expressly set forth in this Agreement.

         2.3. MEETINGS OF RESEARCH COMMITTEE. Unless otherwise determined by the Research Committee, the Research Committee shall meet at least once each calendar quarter alternately at the location of each party, or at other times, locations, or manner (e.g., telephone conferences) determined by the Research Committee. A representative of the Research Committee jointly appointed by its members shall provide each member with five (5) business days notice of the time and location of each quarterly meeting, unless such notice is waived by all members. If a designated representative of a party cannot attend a meeting of the Research Committee, such party may designate a different representative for that meeting without notice to the other party, and the substitute member will have all the powers of the permanent member. Except as otherwise provided in this Agreement, all actions and decisions of the Research Committee will require the unanimous consent of all of its members. If the Research Committee fails to reach agreement upon any matter, the dispute will be resolved in accordance with the procedures set forth in Article 12 below. Within ten (10) business days following each quarterly meeting of the Research Committee, a representative of the Research Committee jointly appointed by its members shall prepare and deliver, to both parties, a written report describing the program status and the issues, decisions, conclusions, and other actions taken by the Research Committee.

         2.4. COOPERATION. Each party agrees to provide the Research Committee with information and documentation as reasonably required for the Research Committee to fulfill its duties under this Agreement. In addition, each party agrees to make available its employees and consultants as reasonably requested by the Research Committee. The parties anticipate and intend that members of the Research Committee will communicate informally with each other and with employees and consultants of the parties on matters relating to the Mapping Array Program.

3. CONDUCT OF MAPPING ARRAY PROGRAM.
-----------------------------------

         3.1. DELIVERY OF MAPPING ARRAY SETS. During calendar year 1998, ArQule
will supply PRI with approximately    *    ArQule Compounds, representing at
least     *      Chemical Themes, produced in its 1996, 1997, and 1998 Mapping
Array Programs. ArQule shall deliver a duplicate of these Mapping Array Sets on
a date requested by PRI between     *                             . Thereafter,
in each calendar year during the term of this Agreement, ArQule


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will supply PRI with at     *            different Mapping Array Sets (in
duplicate) containing in the aggregate approximately    *    ArQule Compounds
produced in the Mapping Array Program for that calendar year. In general, each
Mapping Array Set will contain a minimum of  *  and a maximum of   *    ArQule
Compounds. In this regard, beginning in 1999, ArQule shall deliver the ArQule Compounds to PRI spread out throughout the calendar year, it being the intention
of the parties that ArQule will deliver approximately *      ArQule Compounds in
duplicate per quarter. The ArQule Compounds within each Mapping Array Set delivered under the 1998 Mapping Array Program and thereafter shall have an
average purity level of at least *                         as measured by
standard analytical chemistry methods used at ArQule. Unless otherwise determined by the Research Committee, ArQule shall deliver *
solution of each ArQule Compound in duplicate in DMSO solution in 96 well
microtiter plates (representing approximately *        of each ArQule Compound
per well). The ArQule Compounds are organized and shipped in Mapping Array Sets. ArQule will identify the Chemical Theme for each Mapping Array Set upon shipment. Except as provided in Section 3.3 below, ArQule shall have no obligation to identify the individual ArQule Compounds in the Mapping Array Sets and PRI shall have no obligation to identify its Targets. During the planning process to select Chemical Themes for each annual Mapping Array Program, PRI shall have an opportunity to suggest Chemical Themes which ArQule will consider for inclusion in the Mapping Array Program, and PRI shall have the opportunity to comment on Chemical Themes proposed by ArQule for inclusion in the Mapping Array Program.

         3.2. SCREENING OF MAPPING ARRAY SETS. Subject to the terms and conditions of this Agreement, ArQule hereby grants PRI and its Affiliates a nonexclusive, worldwide license (without the right to sublicense) under the ArQule Patent Rights and other rights in ArQule Technology to screen the ArQule Compounds in the Mapping Array Sets against any Targets within the Screening Field. PRI agrees to use efforts consistent with its normal scientific practices to screen the ArQule Compounds in the Mapping Array Sets against its Targets in the Screening Field.

         3.3. DESIGNATION OF LICENSED COMPOUNDS.
         --------------------------------------
                  3.3.1. DETERMINATION OF AVAILABILITY. PRI shall disclose to ArQule the array plate number and well number of any Active Compounds by facsimile transmission followed by a confirmatory letter. ArQule will promptly determine whether the Active Compounds are Available Compounds and notify PRI of such determination within ten (10) business days. ArQule will also inform PRI if an Available Compound is licensed outside the Development Field or is a reverted Licensed Compound under any other agreement with another ArQule collaborator. If an Active Compound is not an Available Compound, PRI shall have no rights with respect to that Active Compound. If an Active Compound is an Available Compound, ArQule shall disclose to PRI the chemical composition and theoretical structure of the Active Compound within * . At the request of PRI, ArQule shall (i) internally designate that Active Compound as a Licensed Compound (subject to the annual maintenance fee in accordance with Section 5.5) and (ii) no longer identify that Active Compound as an Available Compound in the

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Development Field to any other third party or ArQule collaborator. The Research
Committee may verify that ArQule Compounds meet the criteria of Active
Compounds.

                  3.3.2. CONFIRMATION SAMPLES AND RESYNTHESIZED COMPOUNDS. If PRI requests confirmation samples of a Licensed Compound, ArQule shall resupply PRI with * of the Licensed Compound for confirmation of activity within * from the date requested, subject to a maximum of * confirmation requests per month and a maximum number of * per ArQule Compound during the term of this Agreement. Within * after receiving the resupplied Licensed Compound from ArQule, subject to extension by the Research Committee, PRI shall notify ArQule whether the activity is confirmed. If PRI confirms activity, then PRI shall disclose to ArQule the Target and the level of activity. If PRI requests resynthesized samples of a Licensed Compound, ArQule will supply PRI with a sufficient quantity (determined by the Research Committee) of the resynthesized Licensed Compound to confirm activity and perform secondary assays within * from the date requested, unless synthesis starting materials are unavailable for such resynthesized Active Compound, subject to a maximum of * such resynthesis requests per quarter (i.e., *) and no more than * such requests in any one month. Within * after receiving the resynthesized Active Compound from ArQule to confirm activity, subject to extension by the Research Committee, PRI shall notify ArQule whether activity is confirmed. If PRI confirms activity and has not previously confirmed activity with a confirmation sample, then PRI shall disclose to ArQule the Target and level of activity. In the event that PRI (i) requests resupply of more than * per month, (ii) exceeds the * total resupply quantity, or (iii) requests resynthesis of more than * in a given calendar quarter, ArQule shall have no obligation to supply the excess compounds unless PRI and ArQule establish a mutually acceptable fee for such excess services.

                  3.3.3. ACTIVATION OF DEVELOPMENT LICENSES. If PRI does not confirm activity within the applicable confirmation period for a resupplied or resynthesized Licensed Compound, or if PRI has no further interest in that Licensed Compound for any other reason, the Licensed Compound shall revert to ArQule as provided in Section 7.5. If PRI confirms activity of a resynthesized Licensed Compound within the applicable confirmation period and desires to retain that Licensed Compound, then (i) ArQule shall remove the Licensed Compound from future shipments of its Mapping Array Set in the Development Field, (ii) ArQule shall provide to PRI the chemical composition and theoretical structures (but not the locations) for all of the ArQule Compounds within the Mapping Array Set containing the Licensed Compound, and (iii) subject to disclosure to ArQule by PRI of the Target and level of activity, the licenses set forth in Section 4.1. shall immediately become effective with respect to that Licensed Compound. The Research Committee shall verify that ArQule Compounds have been confirmed by PRI as Active Compounds under Subsection 3.3.2. Any disagreements regarding whether ArQule Compounds are Active Compounds or confirmed Active Compounds shall be submitted to the scientific dispute resolution procedures set forth in Article 12. All information disclosed by ArQule and PRI under this Section shall be deemed Confidential Information and, as such, is subject to the restrictions set forth in Article 9.

4. LICENSE GRANT.
----------------

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         4.1. DEVELOPMENT AND COMMERCIALIZATION LICENSE. Subject to disclosure to ArQule by PRI of the Target and the level of activity of a Licensed Compound and confirmation of activity in accordance with Subsection 3.3.2. above, and subject to the other terms and conditions of this Agreement, ArQule hereby grants to PRI and its Affiliates the following licenses:

         (i) an exclusive, worldwide license (with the right to sublicense) under the ArQule Patent Rights, Joint Patent Rights, and other rights in ArQule Technology and Joint Technology to conduct development of Licensed Compounds in the Development Field, including the right to make and have made Analogs of Licensed Compounds;

         (ii) an exclusive, worldwide license (with the right to sublicense) under the ArQule Patent Rights, Joint Patent Rights, and other rights in ArQule Technology and Joint Technology to make, have made, use, sell, have sold, and import Licensed Compounds in the Development Field; and

         (iii) a non-exclusive, worldwide license (with the right to sublicense) under the ArQule Patent Rights and other rights in ArQule Technology to use chemical synthesis methods within the ArQule Patent Rights and ArQule Technology to make Royalty-Bearing Products.

ArQule shall not grant to any third party any rights under Joint Patent Rights to make, have made, use, sell, have sold, or import Analogs. The parties understand and agree that this limitation applies only to the Joint Patent Rights; accordingly, ArQule has no obligation to grant to PRI any other legal rights that ArQule may obtain in Analogs, and ArQule may license such other legal rights to any third party.

PRI and ArQule acknowledge that the exclusive license granted under this Section prohibits ArQule from granting any third party any right or license to use Licensed Compounds to develop Analogs in the Development Field. Since PRI has a non-exclusive screening license under Section 3.2. and since ArQule has granted other such non-exclusive licenses, it is possible that other ArQule partners may make analogs of their licensed compounds which overlap in scope with Analogs made by PRI. Accordingly, ArQule makes no representation that PRI will have the exclusive right to Analogs of Licensed Compounds. PRI acknowledges and agrees that the license grant in clause (iii) above is subject to the terms, conditions, and limitations of any agreement under which ArQule has acquired rights in a chemical synthesis method from a third party and, in such event, PRI may need to enter into a separate license agreement with the third party or sublicensee agreement with ArQule before such license grant shall take effect. As of the Effective Date, ArQule has entered into such third-party agreements with * . After the licenses set forth above take effect for a Licensed Compound, and at the written request of PRI, ArQule will notify PRI if any such third-party agreements apply to the synthesis of that Licensed Compound as a Royalty-Bearing Product. In the event that PRI decides to sublicense its rights

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

under this Section to a third party, PRI shall furnish ArQule with written notice of the sublicense grant and shall ensure that all sublicense agreements conform to this Agreement.

         4.2. RIGHTS OUTSIDE THE DEVELOPMENT FIELD. PRI acknowledges that its rights in Licensed Compounds under this Agreement are limited to the Development Field. PRI further acknowledges that, as a direct result of its rights to screen ArQule Compounds and develop Licensed Compounds pursuant to this Article 4, PRI may obtain PRI Patent Rights, Joint Patent Rights, or other rights in PRI Technology and Joint Technology that may have effect outside the Development Field and thereby limit the rights of ArQule collaborators who may have exclusive rights to develop and commercialize ArQule Compounds outside the Development Field. PRI hereby grants to ArQule and its Affiliates an exclusive, worldwide, royalty-free license (with the right to sublicense) under the PRI Patent Rights, Joint Patent Rights, and other rights in PRI Technology and Joint Technology to develop, manufacture, use, sell, and import Licensed Compounds outside of the Development Field.

         4.3. NON-EXCLUSIVE PATENT LICENSE. In connection with this Agreement, ArQule has granted to PRI a non-exclusive license to practice certain of its United States patents. The terms and conditions of this patent license are set forth on EXHIBIT A.

5. PAYMENTS.
-----------

         5.1. TECHNOLOGY ACCESS FEE. In consideration of the licenses granted PRI as set forth on EXHIBIT A and in partial consideration of PRI obtaining access to the Mapping Array Program as set forth in this Agreement, PRI shall pay to ArQule a technology access fee in the amount of * , payable within thirty
(30) days of the Effective Date, but not later than December 31, 1998.

         5.2. DELIVERY FEES. In partial consideration of the delivery by ArQule of the duplicate Mapping Array Sets under the Mapping Array Program and certain compound resupply and resynthesis services as set forth in Section 3.3. of this Agreement, PRI shall pay to ArQule (i) an initial delivery fee in the amount of *, payable within thirty (30) days of the Effective Date, but no later than December 31, 1998, for the first copy of Mapping Array Sets containing 300,000 ArQule Compounds from the 1996, 1997, and 1998 Mapping Array Programs, (ii) a delivery fee in the amount of *, payable not later than March 31, 1999, for the second copy of the ArQule Compounds delivered in 1998, and (iii) the annual delivery fee set forth below during each subsequent calendar year in which this Agreement remains in effect, payable in four equal quarterly installments which shall be invoiced by ArQule on or about January 1, April 1, July 1, and October 1 of each such calendar year and payable by PRI thirty (30) days thereafter. The annual delivery fee payable to ArQule in 1999 shall be * and the annual delivery fee payable in each year after calendar year 1999 shall be determined as follows:

         Annual Delivery Fee =  * x (1 + CPI)

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

         Where CPI is a fraction, the numerator of which is the difference between the Consumer Price Index (CPI-U; U.S. City Average for all items; 1982-84 = 100) as of the last month of the immediately preceding calendar year and the Consumer Price Index as of the month immediately preceding the Effective Date, and the denominator of which is the Consumer Price Index as of the month immediately preceding the Effective Date.

The parties acknowledge that the base annual delivery fee of * represents an aggregate of three component payments: *. It is the intention of the parties
that ArQule will deliver to PRI approximately   *    ArQule Compounds per
quarter. *.

         5.3. PRODUCT ROYALTIES.
              -----------------

                  5.3.1. EARNED ROYALTIES; ROYALTY TERM. In partial consideration of the performance by ArQule of the Mapping Array Program, PRI shall pay to ArQule the following royalties on Net Sales of Royalty-Bearing Products in accordance with the procedures set forth in Article 6.

         *

         *

This royalty obligation shall commence with the first commercial sale of a Royalty-Bearing Product in any country and shall continue on a country-by-country basis for a period of * after the first commercial sale of the Royalty-Bearing Product in such country. Upon expiration of the * royalty payment obligations in a country, PRI shall thereafter have, in perpetuity, a fully paid up license under Section 4.1. of this Agreement.

                  5.3.2. THIRD PARTY ROYALTIES. PRI shall be responsible for procuring such licenses as it deems, in its sole discretion, appropriate for the manufacture, use, marketing, sale or distribution of Royalty-Bearing Products by PRI and its Affiliates and sublicensees, and for the payment of any amounts due third parties under such licenses; *.

         5.4. MILESTONE PAYMENTS. In partial consideration of the performance by ArQule of the Mapping Array Program, PRI shall pay ArQule the following milestone payments within thirty (30) days after each occurrence of each event for each Royalty-Bearing Product:

*

*

         5.5. ANNUAL MAINTENANCE FEE. PRI shall pay ArQule an annual license maintenance fee in the amount of * for each Licensed Compound Set on each anniversary of the first date upon which ArQule provided PRI with the structure of a Licensed Compound within that Licensed

------------
*Confidential treatment has been requested for the marked portion.

Compound Set, as described in Section 3.3. For the convenience of the parties, PRI may pay this fee for all affected Licensed Compound Sets on the last day of the calendar quarter in which said anniversary occurs. *.

         5.6. PAYMENT FOR USE OF SYNTHETIC METHODS. Under Section 4.1 of this Agreement, ArQule granted to PRI a non-exclusive, worldwide license under the ArQule Patent Rights and ArQule Technology to use chemical synthesis methods within the ArQule Patent Rights and ArQule Technology to make Royalty-Bearing Products. PRI acknowledges that ArQule may have acquired or may, in the future, acquire such methods from a third party and that, in such event, PRI may need to execute a separate license agreement with the third party or sublicense agreement with ArQule before the license grant may take effect. ArQule has notified PRI of all such third-party agreements as of the Effective Date. After the licenses set forth in Section 4.1. above take effect for a Licensed Compound, and at the written request of PRI, ArQule will notify PRI if any such third-party agreements apply to the synthesis of that Licensed Compound as a Royalty-Bearing Product. To the extent that use of a chemical synthesis method requires payment to a third party, PRI agrees to make such payments under the terms of the separate license or sublicense agreement. ArQule represents that there are no such agreements which, under the terms of this Agreement, would require payment to a third party as of the Effective Date hereof.

         5.7. * .

6. REPORTS, RECORDS, AND PAYMENT PROCEDURES.
   ----------------------------------------

         6.1. ROYALTY REPORTS AND PAYMENTS. Within sixty (60) days after the conclusion of each Royalty Period, PRI shall deliver to ArQule a written report setting forth the Net Sales of Royalty Bearing Products sold and the royalty due and payable on a product-by-product and country-by-country basis (including all deductions taken from the gross sales price in determining Net Sales). If no payment is due to the other party for any reporting period, the report shall so state. All such reports shall be considered Confidential Information under this Agreement. Concurrent with this report, PRI shall remit to ArQule any payment due for the applicable Royalty Period.

         6.2. METHOD AND CURRENCY OF PAYMENT. The remittance of royalties payable on Net Sales will be payable in U.S. dollars to ArQule at a bank and to an account designated by ArQule using a rate of exchange of the currency of the country from which the royalties are payable in accordance with the rate of exchange published in THE WALL STREET JOURNAL as of the last business day of the month immediately preceding the month during which payment of such royalties is required to be made to ArQule hereunder. All references to dollars hereunder are references to U.S. dollars.

         6.3. BLOCKED CURRENCY. Where royalties are due for Net Sales in a country where by reason of currency regulations of any kind or taxes of any kind it is impossible to make royalty

------------
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                                       12
payments for that country's Net Sales in accordance with Section 5.3., said royalties shall be deposited in whatever currency is allowable for the benefit or credit of ArQule in any accredited bank in that country as shall be acceptable to ArQule. Moreover, in order to facilitate payments from countries other than the United States, when requested by PRI, ArQule shall enter into direct license agreements with PRI Affiliates or sublicensees designated by PRI, whereby such Affiliate or sublicensee will be obligated to remit royalty payments due for Net Sales in such country directly to ArQule. If such Affiliate or sublicensee fails to deposit or remit royalty payments as provided herein, PRI will make such deposits or remittances. Each such license agreement shall recite specifically the applicable terms of this Agreement insofar as such terms are lawful under applicable laws and regulations of the particular country.

         6.4. LATE PAYMENTS. Any payments by PRI that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the WALL STREET JOURNAL on the date payment is due, with interest calculated based on the number of days that payment is delinquent.

         6.5. TAXES. Any tax required to be withheld by PRI or any Affiliate or sublicensee under the laws of any foreign country for the account of ArQule under this Article 6 shall be promptly paid by PRI or said Affiliate or sublicensee for and on behalf of ArQule to the appropriate governmental authority, and PRI or the Affiliate or sublicensee shall furnish ArQule with proof of payment of such tax together with official or other appropriate evidence issued by the appropriate governmental authority sufficient to enable ArQule to support a claim for income tax credit in respect of any sum so withheld.

         6.6. RECORDS. PRI shall maintain, and shall require its Affiliates and other authorized sellers of Royalty-Bearing Products to maintain, complete and accurate records of the sales of Royalty-Bearing Products with respect to which a royalty is payable according to this Agreement. PRI shall retain such records relating to a given Royalty Period for at least * after the conclusion of that Royalty Period (and access to such records shall not be denied thereafter, if such records are reasonably available). ArQule shall have the right, at its own expense, to cause an independent certified public accountant reasonably acceptable to PRI to inspect such records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. The accountant shall conduct the audit at a date and time reasonably acceptable to PRI but not later than fifteen (15) business days after ArQule notifies PRI of the audit. Such accountant shall not disclose to ArQule any information other than information relating to accuracy of reports and payments delivered under this Agreement and shall provide PRI with a copy of any report given to ArQule. The parties shall reconcile any underpayment or overpayment within sixty (60) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section reveals an underpayment in excess of five percent (5%) in any Royalty Period, PRI shall bear the full cost of such audit.

------------
*Confidential treatment has been requested for the marked portion.

7. DILIGENCE AND REVERSION.
   -----------------------

         7.1. ESTABLISHMENT OF LICENSED COMPOUND SET. Licensed Compound Sets shall be established automatically to include (i) each Licensed Compound and
(ii) all Analogs of the Licensed Compound that are synthesized by PRI and exhibit biological activity for the same Target. In the event that two or more Licensed Compounds from the same Mapping Array Set exhibit activity for the same Target, the Research Committee will establish one Licensed Compound Set for those related Licensed Compounds and all Analogs of the Licensed Compounds that are synthesized by PRI and exhibit biological activity for the same Target.

         7.2. DILIGENCE. PRI shall use efforts consistent with its normal business practices to develop, manufacture, market, and sell a Royalty-Bearing Product based on at least one Licensed Compound or Analog within a Licensed Compound Group, the Licensed Compound Sets of which are selected by PRI and reported to the Research Committee. PRI shall satisfy its diligence obligations under this Article 7 so long as one Licensed Compound or Analog within a Licensed Compound Group is being developed as a Royalty-Bearing Product. At any time, PRI may add a Licensed Compound Set to a Licensed Compound Group or substitute a new Licensed Compound Set for a Licensed Compound Set within a Licensed Compound Group, effective immediately upon notice to the Research Committee. In the event of a substitution, the Licensed Compounds in the replaced Licensed Compound Set shall revert to ArQule as set forth in Section
7.5. below.

         7.3. STATUS REPORTS. PRI will furnish ArQule with a brief semi-annual statement, within sixty (60) days after the conclusion of each calendar six (6) month period, that describes the status of each Licensed Compound or Analog which remains under development by PRI as a Royalty-Bearing Product. A status report will meet the requirements of this Section 7.3. if it states the development phase of the Licensed Compound or Analog and outlines the future development plans for the upcoming six (6) months. After PRI completes development of a Royalty-Bearing Product, PRI will promptly notify ArQule of the first commercial sale of that Royalty-Bearing Product in each country.

         7.4. REVERSION. In certain limited circumstances, as described in Sections 7.5 and 7.6, Licensed Compound(s) may revert to ArQule, whereupon (i) PRI shall exclusively license to ArQule, without payment, any PRI Patent Rights, Joint Patent Rights, and other rights to PRI Technology and Joint Technology that claim the composition or use of the Licensed Compound(s) but only insofar as said PRI Patent Rights, Joint Patent Rights, and other rights in PRI Technology and Joint Technology claim the Licensed Compound(s) (i.e., PRI does not grant ArQule a license with respect to Analogs), and (ii) PRI shall return to ArQule all ArQule Confidential Information and ArQule Proprietary Materials relating to the Licensed Compound(s). Thereafter, PRI shall have no further right or interest in the reverted Licensed Compound(s) under Section 4.1. of this Agreement, but shall retain rights to screen such ArQule Compounds pursuant to Section 3.2. PRI Technology and Joint Technology licensed to ArQule hereunder shall not include any PRI data or NDAs or foreign equivalents relating to such reverted Licensed Compound(s). Under no circumstances will PRI be required to grant to

ArQule any rights to the composition or use of Analogs of Licensed Compound(s). PRI shall retain the right, with regard to any Analogs of reverted Licensed Compounds, to screen, develop, and commercialize such Analogs for activity against Targets; however, PRI may screen but shall not develop or commercialize such Analogs for activity against the Target for which the reverted Licensed Compound exhibited activity without the consent of ArQule, which consent shall not be unreasonably withheld.

         7.5. VOLUNTARY REVERSION. PRI agrees that Licensed Compounds will revert to ArQule in accordance with Section 7.4. in the event that (i) PRI does not confirm the biological activity of a Licensed Compound within the * confirmation period(s), as may be extended by the Research Committee, or if PRI has no further interest in that Licensed Compound for any other reason, as described in Section 3.3. above, (ii) PRI substitutes a Licensed Compound Set in accordance with Section 7.2. or if PRI notifies the Research Committee that PRI has no further interest in a Licensed Compound Set for any reason, or (iii) PRI notifies the Research Committee that PRI will cease the development of all Licensed Compounds and Analogs within an individual Licensed Compound Set or, if applicable, within all Licensed Compound Sets of a Licensed Compound Group.

         7.6. INVOLUNTARY REVERSION. In the event that ArQule reasonably believes that PRI has not met its diligence obligations under Section 7.2. or reporting obligations under Section 7.3 with regard to an individual Licensed Compound Set or the Licensed Compound Sets within a Licensed Compound Group, ArQule shall furnish PRI with written notice to that effect and PRI shall have a period of ninety (90) days to furnish ArQule with a written response. ArQule may exercise this right only once in each calendar year for all such affected Licensed Compound Sets. If PRI fails to answer within the ninety-day response period, ArQule may institute the dispute resolution procedure according to
Article 12. If PRI furnishes ArQule with an answer within the ninety-day response period, but ArQule reasonably determines that PRI has not met its obligations under Section 7.2 or 7.3, ArQule shall furnish PRI with a written request to meet, whereupon the parties shall meet to discuss the matter and shall establish measurable diligence objectives that are reasonably acceptable to both parties. If PRI does not meet with ArQule within sixty (60) days after PRI receives the meeting request, or if the parties fail to establish diligence objectives within six (6) months after PRI receives the meeting request, then ArQule may institute the dispute resolution procedure under Article 12. If the dispute resolution procedure under Article 12 finds that PRI did not meet its diligence or reporting obligations under Sections 7.2 or 7.3, respectively, then such Licensed Compound(s) shall revert to ArQule in accordance with Section 7.4.

         7.7. NON-REVERSION. In the event that ArQule is entitled to reversion of Licensed Compound(s) under Section 7.4 either by Voluntary Reversion under
Section 7.5 or Involuntary Reversion under Section 7.6, PRI shall, at its sole discretion, be entitled to cease development of such Licensed Compound(s) but maintain all rights under Section 4.1. to all such Licensed Compound(s) within a Licensed Compound Set by payment of a license fee in the following amounts:

------------
*Confidential treatment has been requested for the marked portion.

         *

PRI may cease payment of this annual license fee with respect to a given Licensed Compound Set at any time by effecting a voluntary reversion of the Licensed Compounds in that Licensed Compound Set as set forth in Section 7.5. above. Upon expiration of the * license fee payment obligations for a Licensed Compound Set hereunder, PRI shall thereafter have, in perpetuity, a fully paid up license to the applicable Licensed Compounds under Section 4.1. of this Agreement. If PRI desires to resume development of the applicable Licensed Compounds at any time, the payment provisions of Article 5 shall resume.

8. INTELLECTUAL PROPERTY.
   ---------------------

         8.1. OWNERSHIP OF INTELLECTUAL PROPERTY. Other than as specifically provided for herein, neither party shall have any rights in Patent Rights and Technology that is invented, developed or discovered by the other party prior to the Effective Date or outside the research performed under this Agreement. Ownership of Patent Rights and Technology arising from the research performed under this Agreement shall be allocated in the following manner:

         (i) ArQule shall have sole ownership of all right, title, and interest in ArQule Patent Rights and ArQule Technology;

         (ii) PRI shall have sole ownership of all right, title, and interest in PRI Patent Rights and PRI Technology; and

         (iii) ArQule and PRI shall have joint ownership of all right, title, and interest in Joint Patent Rights and Joint Technology.

         8.2. MANAGEMENT OF PATENT RIGHTS.
              ---------------------------

                  8.2.1. PATENT RIGHTS IN LICENSED COMPOUNDS. PRI shall have the primary right and responsibility, at its own expense, for the preparation, filing, prosecution, and maintenance of Patent Rights claiming the composition or use of a Licensed Compound. PRI shall use outside patent counsel reasonably acceptable to ArQule. The outside counsel will keep both parties informed of all actions in the course of its work and provide adequate opportunity for both parties to comment on any decisions or actions undertaken. The parties will cooperate reasonably in filing and prosecuting Patent Rights claiming the composition or use of a Licensed Compound with such outside counsel and with each other and will share all material information relating thereto promptly after receipt. In the event the parties, working with the outside counsel, are unable to agree as to any action or decision in regard to the preparation, filing, prosecution, or maintenance of any such United States Patent Rights, then ArQule will have final say on the matter with the basis for such decision being effective and broad coverage of discoveries and inventions. PRI shall have the final say with respect to the preparation, filing,

------------
*Confidential treatment has been requested for the marked portion.

prosecution, and maintenance of such Patent Rights outside the United States. In the event that PRI screens Analogs in the PRI compound collection but not the Unblinded ArQule Compounds, and PRI prepares a patent application claiming such Analogs, PRI shall not exclude the Unblinded ArQule Compounds from such Patent Rights in order to circumvent the provisions of this Section 8.2.1. or to circumvent the payment provisions under Sections 5.3. and 5.4. by eliminating a compound or product from the definition of Royalty-Bearing Product.

                  8.2.2. OTHER PATENT RIGHTS. Except as otherwise provided in Subsection 8.2.1., PRI shall have sole responsibility for and control over the management of PRI Patent Rights, and ArQule shall have sole responsibility for and control over the management of ArQule Patent Rights. Each party will bear its own expenses in connection with such Patent Rights. In the case of Joint Technology not subject to Subsection 8.2.1., the Research Committee will decide whether to seek Joint Patent Rights claiming that Technology. If the Research Committee decides to seek any Joint Patent Rights under this Subsection, the parties shall jointly prepare, file, prosecute, and maintain such Patent Rights, and all related expenses shall be borne equally by the parties. If the Research Committee decides not to seek such Joint Patent Rights and has not decided to maintain the relevant Joint Technology as a trade secret, and if one of the parties desires to seek such Joint Patent Rights, then that party may prepare, file, prosecute, and maintain such Joint Patent Rights, and all related expenses shall be borne by such party. In the event that a party declines to pay or desires to cease further payment of patent-related expenses for such a Joint Patent Right in any country and the other party desires to maintain the Joint Patent Right, the withdrawing party may assign or exclusively license to the continuing party all rights in that Joint Patent Right in such country and thereafter have no further obligation to pay such expenses.

         8.3. COOPERATION. Each party agrees to cooperate fully in the preparation, filing, and prosecution of any Joint Patent Rights and other Patent Rights claiming the composition or use of a Licensed Compound. Such cooperation includes, but is not limited to:

         (i) executing all papers and instruments, or requiring its employees or agents, to execute such papers and instruments, so as to effectuate the ownership of Patent Rights as established under this Agreement and to enable the other party to apply for and to prosecute patent applications in any country;

         (ii) promptly informing the other party of any matters coming to such party's attention that may affect the preparation, filing, or prosecution of any such patent applications; and

         (iii) undertaking no actions that are potentially deleterious to the preparation, filing, or prosecution of such patent applications.

         8.4. INFRINGEMENT

                  8.4.l. OFFENSIVE ACTIONS. With respect to infringement of any Patent Right claiming the composition or use of a Licensed Compound, Analog, or Royalty-Bearing Product,

PRI shall have the primary right, but not the obligation, to enforce such Patent Right under its sole control and at its sole expense. In such event, PRI shall be exclusively entitled to all proceeds or recoveries resulting therefrom, but from such proceeds or recoveries PRI shall pay ArQule a royalty in accordance with Subsection 5.3.1. on sales lost to the infringer. In the event that PRI declines to enforce such Patent Right with respect to a Royalty-Bearing Product where the sales of the alleged infringer are at least twenty percent (20%) of the market for said product, then ArQule shall have the secondary right to enforce such Patent Right under its sole control and at its sole expense. In such event, ArQule shall be exclusively entitled to all proceeds or recoveries resulting therefrom.

                  8.4.2. DEFENSIVE ACTIONS. PRI will indemnify, defend, and hold harmless ArQule, its Affiliates, and their respective officers, directors, employees, and agents from any and all loss, damage, cost, and expense (including reasonable attorneys fees) and amounts paid in settlement arising from any actual or alleged infringement claim brought by a third party, in law or in equity, based on activities undertaken pursuant to this Agreement (except for claims based solely on the practice of an ArQule Patent Right or the use of an ArQule Technology) or based on the manufacture or sale of a Royalty-Bearing Product. In the event that ArQule intends to claim indemnification under this Subsection, ArQule shall promptly notify PRI of the infringement action and PRI shall assume the defense of the action under its sole control, including the right to effect a settlement. A failure to deliver notice to PRI within a reasonable time shall relieve PRI of its indemnity obligation under this Subsection to the extent such failure prejudices the ability of PRI to defend such action. ArQule shall cooperate fully with PRI and its legal representatives in the investigation and defense of the action. In the event of a settlement, PRI shall obtain the prior consent of ArQule before agreeing to any settlement that imposes restrictions which are inconsistent with the rights and obligations of the parties under this Agreement.

9. CONFIDENTIAL INFORMATION.
   ------------------------

         9.1. DESIGNATION OF CONFIDENTIAL INFORMATION. Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status. Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

         9.2. OBLIGATIONS.  The Receiving Party agrees that it shall:
              -----------

         (i) maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its, and its Affiliates, directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes set forth in this Agreement; ArQule will not allow any directors who are employees of pharmaceutical companies to have access to Confidential Information of PRI except for Confidential Information they reasonably need to perform their function as directors (e.g., general status of collaboration but not specific targets, compounds, or disease indications);

         (ii) use all Confidential Information solely for the purposes set forth in, or as permitted by, this Agreement; and

         (iii) allow its directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary to effect the purposes set forth in this Agreement, with all such reproductions being considered Confidential Information.

                  9.3. EXCEPTIONS. The obligations of the Receiving Party under
         Section 9.2. above shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information:

         (i) was in the public domain prior to the time of its disclosure under this Agreement;

         (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party;

         (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information as evidenced by written records of the Receiving Party;

         (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality to the Disclosing Party with respect to such Confidential Information; or

         (v) is required to be disclosed to comply with applicable laws or regulations (such as disclosure to the FDA or the United States Patent and Trademark Office or to their foreign equivalents), or to comply with a court or administrative order, provided that the Disclosing Party receives prior written notice of such disclosure in order that the Disclosing Party shall have an opportunity to intervene to limit or prevent such disclosure; in any event, Receiving Party shall disclose only the minimum Confidential Information required to be disclosed in order to comply with its disclosure obligations.

         9.4. RETURN OF CONFIDENTIAL INFORMATION. Upon the termination of this Agreement, at the request of the Disclosing Party, the Receiving Party shall destroy or return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its Legal Department solely for the purpose of monitoring its obligations under this Agreement.

         9.5. SURVIVAL OF OBLIGATIONS. The obligations set forth in this Article shall remain in effect for a period of five (5) years after termination of this Agreement, except that the obligations of the Receiving Party to destroy or return Confidential Information to the Disclosing Party shall survive until fulfilled.

10. PROPRIETARY MATERIALS.
    ---------------------

         10.1. OWNERSHIP. PRI acknowledges and agrees that the ArQule Compounds and any other ArQule Proprietary Materials provided to PRI and its Affiliates under this Agreement are and shall remain the property of ArQule. ArQule acknowledges and agrees that any PRI Analogs of an ArQule Compound that are synthesized by PRI and its Affiliates and any other Proprietary Materials provided to ArQule under this Agreement are and shall remain the property of PRI. The foregoing notwithstanding, the parties agree that ownership of any intellectual property rights in ArQule Compounds, and Analogs of ArQule Compounds, and other Proprietary Materials shall be determined in accordance with Article 8.

         10.2. RESTRICTIONS ON USE AND TRANSFER. PRI shall use the ArQule Compounds only for the purposes contemplated by this Agreement, and shall not transfer the ArQule Compounds to any third party other than PRI Affiliates without the prior written consent of ArQule. PRI may, however, transfer Licensed Compounds to third parties for any purpose and may transfer Active Compounds to third parties for the purpose of conducting research on behalf of PRI. PRI shall not attempt to identify the chemical structure of the ArQule Compounds in the Mapping Array Sets. In the case of Proprietary Materials other than ArQule Compounds, each Recipient agrees to use such Proprietary Materials only for the purposes indicated by the Provider, and shall not transfer the Proprietary Materials to any third party without the prior written consent of the Provider. Each Recipient further agrees to inform its employees and consultants about the proprietary nature of the Proprietary Materials and to take reasonable precautions, at least as stringent as those observed by Recipient to protect its own Proprietary Materials, to ensure that such employees and consultants observe the obligations of Recipient under this Section.

         10.3. DISPOSITION OF UNUSED MATERIALS. At the request of Provider, Recipient will return or destroy any unused Proprietary Materials furnished by Provider other than ArQule Compounds.

         10.4. DISPOSITION OF ARQULE COMPOUNDS. Except in the case of a material breach of this Agreement by PRI, PRI shall be entitled to retain and continue to screen all ArQule Compounds in PRI's possession.

         10.6. COMPLIANCE WITH LAW. Recipient agrees to comply with all federal, state, and local laws and regulations applicable to the use, storage, disposal, and transfer of Proprietary Materials furnished by Provider, including without limitation the Toxic Substances Control Act (15 USC 2601 ET SEQ.) and implementing regulations (in particular, 40 CFR 720.36 [Research and

Development Exemption]), the Food, Drug, and Cosmetic Act (21 USC 301 ET SEQ.) and implementing regulations, and all Export Administration Regulations of the Department of Commerce. Recipient assumes sole responsibility for any violation of such laws or regulations by Recipient or any of its Affiliates.

         10.7. LIMITATION OF LIABILITY. Any Proprietary Materials delivered pursuant to this Agreement are understood to be experimental in nature and may have hazardous properties. Recipient should assume that the materials are dangerous and should use appropriate precautions. PROVIDER MAKES NO REPRESENTATIONS, AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPRIETARY MATERIALS FURNISHED TO RECIPIENT. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. PROVIDER DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, THAT THE USE OF ANY PROPRIETARY MATERIALS WILL NOT INFRINGE ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY, AND PROVIDER SHALL HAVE NO LIABILITY RELATING THERETO.

11. TERM AND TERMINATION.
    --------------------

         11.1. TERM. This Agreement shall commence on the Effective Date and shall remain in effect until the expiration of PRI's obligation to pay royalties for all Royalty-Bearing Products, unless earlier terminated as provided in this
Article 11.

         11.2. TERM OF ARQULE COMPOUND SUPPLY. ArQule's obligation to supply ArQule Compounds to PRI pursuant to this Agreement shall commence on the Effective Date and shall remain in effect until December 31, 2001, unless earlier terminated as provided in this Article 11; provided, however, that if ArQule continues to offer the Mapping Array Program during the year 2002, PRI may extend on the same terms the supply of ArQule Compounds through December 31, 2002 upon written notice to ArQule which is received by ArQule not later than July 1, 2001. Upon expiration of the term of the ArQule Compound supply, PRI shall be entitled to retain and continue to screen all ArQule Compounds in PRI's possession (except as otherwise provided in Section 11.5.).

         11.3. MATERIAL BREACH. In the event that either party commits a material breach of any of its obligations under this Agreement and such breaching party fails (i) to remedy that breach within sixty (60) days after receiving written notice thereof from the non-breaching party or (ii) to commence dispute resolution pursuant to Article 12, within sixty (60) days after receiving written notice of that breach from the non-breaching party, the non-breaching party may immediately terminate this Agreement upon written notice to the breaching party.

         11.4. FORCE MAJEURE. Neither party will be responsible for delays resulting from acts beyond the control of such party, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder with reasonable dispatch whenever such causes are removed.

         11.5. EFFECT OF TERMINATION. Termination of this Agreement shall not relieve the parties of any obligation accruing prior to such termination. The following provisions shall survive the expiration or termination of this
Agreement: Articles 6, 7, 8, 9, 10, 12 and 13; Sections 3.2., 3.3., 4.1., 4.2.,
5.3., 5.4., 5.5., 5.6., 11.5., 14.8., 14.10., and 14.13. * .

12. DISPUTE RESOLUTION.
    ------------------

         12.1. PROCEDURES MANDATORY. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement; provided, however, that all procedures and deadlines specified in this Article may be modified by written agreement of the parties. If either party fails to observe the procedures of this Article, as modified by their written agreement, the other party may bring an action for specific performance in any court of competent jurisdiction.

         12.2. DISPUTE RESOLUTION PROCEDURES.
               -----------------------------

                  12.2.1. NEGOTIATION. In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the Research Committee shall attempt to resolve the matter, subject to the approval of the senior management of both parties, within ten (10) days after the date such notice is received by the other party (the "Notice Date"). Any disputes not resolved by discussions by the Research Committee shall be referred to the Chief Executive Officer of ArQule and the President of PRI (collectively, the "Senior Executives"), who shall meet at a mutually acceptable time and location within thirty (30) days after the Notice Date and attempt to negotiate a settlement. If the Senior Executives fail to meet within the thirty-day period, or if the matter remains unresolved for a period of sixty
(60) days after the Notice Date, then either party may submit the dispute to arbitration as provided in this Section 12.2.

                  12.2.2. ARBITRATION. Any dispute, controversy, or claim arising out of or relating to this Agreement or the breach, termination, or invalidity thereof, shall be finally settled by binding arbitration in New York, New York in accordance with the then-existing rules (the "Rules") of the American Arbitration Association ("AAA"), except as otherwise provided in this Subsection. Any award or decision by the arbitrators shall be final and binding upon the parties, and judgment thereon may be entered in any court having jurisdiction thereof. All disputes involving issues of a scientific or technical nature, such as whether an ArQule Compound is an Active Compound or confirmed Active Compound or whether the Mapping Array Sets have the requisite average purity levels, and disputes involving intellectual property issues, such as the legitimate scope of a claim in a Patent Right, shall be decided by a sole arbitrator who is an experienced medicinal chemist (in the case of scientific or technical issues) or an experienced patent attorney with reasonable expertise in the technological subject matter at issue (in the case of intellectual property issues). The arbitrator shall be appointed by the parties. If the parties fail to agree on an arbitrator within thirty (30) days after the date upon which a party first demanded

------------
*Confidential treatment has been requested for the marked portion.

arbitration, then each party shall designate a neutral representative who together shall appoint an arbitrator within thirty (30) days, failing which the arbitrator shall be appointed by the AAA in accordance with the Rules. All other disputes shall be decided by a majority of the members of the Board of Arbitration consisting of three (3) members, one (1) of whom shall be appointed by each party and the third of whom shall be the chairman of the panel and be appointed by mutual agreement of the two (2) party appointed arbitrators. In the event of failure of the two (2) arbitrators to agree within sixty (60) days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules. An arbitration proceeding under this Section shall be deemed to commence upon request or demand for arbitration filed with the AAA. The arbitrator(s) shall apply the law as set forth in Section 14.10. below. The arbitrator(s) shall provide for discovery by the parties not to exceed six (6) months from the filing date of the arbitration demand. The arbitrator(s) shall be required to render a brief written decision, which shall set forth the rationale underlying the decision, within thirty (30) days after the hearings are completed. The arbitrator(s) may award the prevailing party its costs and reasonable attorneys fees, in addition to any other award granted to such party.

         12.3. PRESERVATION OF RIGHTS PENDING RESOLUTION.
               -----------------------------------------

                  12.3.1. PERFORMANCE TO CONTINUE. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out or relating to this Agreement; provided, however, that a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

                  12.3.2. PROVISIONAL REMEDIES. Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

                  12.3.3. STATUTE OF LIMITATIONS. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Subsections 12.2.1. and 12.2.2. are pending. The parties shall take any actions necessary to effectuate this result.

13. INDEMNIFICATION AND INSURANCE.
    -----------------------------

         13.1. INDEMNIFICATION. PRI agrees to defend, indemnify and hold ArQule, its Affiliates and their respective directors, officers, employees, and agents (the "Indemnitees") harmless from all costs, judgments, liabilities, and damages assessed by a court of competent jurisdiction arising from claims asserted by a third party against ArQule, its Affiliates, or their respective directors, officers, employees, or agents as a result of: (i) actual or asserted violations by PRI or its Affiliates, sublicensees, or third party manufacturers of any applicable law or regulation that relates to the manufacture, distribution, or sale of any product containing an ArQule Compound, Analog, or Royalty-Bearing Product, including without any alleged or actual claim that such product was adulterated, misbranded, or mislabeled; (ii) claims for bodily injury, death, or property damage attributable to the manufacture, distribution, sale, or use by PRI or its Affiliates, sublicensees, or third party manufacturers of any product containing an ArQule Compound, Analog, or Royalty-Bearing Product; or (iii) a recall ordered by a governmental agency, or required by a confirmed failure, of any product containing an ArQule Compound, Analog, or Royalty-Bearing Product that is manufactured, distributed, or sold by PRI, its Affiliates, sublicensees, or third party manufacturers; provided, however, that such indemnification shall not apply to any liability, damage, loss or expense to the extent directly attributable to (i) the negligent activities or intentional misconduct of the Indemnitees or (ii) the settlement of a claim, suit, action, or demand by the Indemnitees without the prior written approval of PRI.

         13.2. PROCEDURE. The Indemnitees agree to provide PRI with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. PRI agrees, at its own expense, to provide attorneys reasonably acceptable to ArQule to defend against any such claim. The Indemnitees shall cooperate fully with PRI in such defense and will permit PRI to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of PRI, if representation of such Indemnitee by the counsel retained by PRI would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. PRI agrees to keep ArQule informed of the progress in the defense and disposition of such claim and to consult with ArQule with regard to any proposed settlement.

         13.3. INSURANCE. During any period in which PRI makes any ArQule Compound, Analog, or Royalty-Bearing Product available for administration to a human subject, PRI shall maintain policies of commercial general liability insurance and product liability insurance in an amount not less than $5 million per occurrence.

14. MISCELLANEOUS.
    -------------

         14.1. PUBLICITY. Neither party shall reveal the terms of this Agreement or use the name of the other party in connection with any promotional statements to the public about the work performed under this Agreement or the relationship between the parties, whether in a press release, advertisement, promotional sales literature, or other promotional oral or written statements, without the prior written approval of the other party, except for restatements of previously-approved statements and disclosures required by applicable law or regulation.

         14.2. RELATIONSHIP OF PARTIES. For the purposes of this Agreement, each party is an independent contractor and not an agent or employee of the other party. Neither party shall have authority to make any statements, representations, or commitments of any kind, or to take any action which shall be binding on the other party, except as may be explicitly provided for herein or authorized in writing.

         14.3. REPRESENTATIONS AND WARRANTIES. Each party represents and warrants to the other party (i) that it has the legal right, power, and authority to enter into this Agreement, to extend the rights and licenses granted to the other party in this Agreement, and to fully perform its obligations under this Agreement, and (ii) that the performance of such obligations will not conflict with its charter documents or any agreements, contracts, or other arrangements to which it is a party. In the event that a party becomes aware that any of its representations and warranties under this Section become untrue during the term of this Agreement, such party shall immediately furnish the other party with written notice which describes the facts in reasonable detail.

         14.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

         14.5. HEADINGS. All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.

         14.6. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties and their respective lawful successors and assigns.

         14.7. ASSIGNMENT. Neither party may assign this Agreement without the prior written consent of the other party, except that a party may assign this Agreement to an Affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement.

         14.8. NOTICES. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, recognized national overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid, to the following addresses or facsimile numbers:

         If to PRI:

                  The R.W. Johnson Pharmaceutical Research Institute 920 U.S. Route 202 South
                  P.O. Box 300
                  Raritan, New Jersey 08869-0602
                  Attention: President
                  Facsimile:   908-707-1895

                  With a copy to:  Office of General Counsel
                           Johnson & Johnson
                           One Johnson & Johnson Plaza
                           New Brunswick, NJ 08933
                           Facsimile:   732-524-2788

         If to ArQule:

                  ArQule, Inc.
                  200 Boston Avenue
                  Medford, MA  02155
                  Attn:  President
                  Tel: (781) 395-4100
                  Fax: (781) 393-8321

                  With a copy to:

                           ArQule, Inc.
                           200 Boston Avenue
                           Medford, MA  02155
                           Attn:  Legal Department
                           Tel: (781) 395-4100
                           Fax: (781) 393-8321

Either party may change its designated address and facsimile number by notice to the other party in the manner provided in this Section.

         14.9. AMENDMENT AND WAIVER. This Agreement may be amended, supplemented, or otherwise modified at any time, but only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

         14.10. GOVERNING LAW. This Agreement and the legal relations among the parties shall be governed by and construed in accordance with the laws of the State of Delaware irrespective of any conflict of laws principles.

         14.11. HART-SCOTT-RODINO ACT. If required by law, the parties shall, at their own expense, prepare and make appropriate filings under Title II of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (16 C.F.R. 801.1 et. seq.) (the "Act") as soon as reasonably practicable. The parties shall co-operate in the antitrust clearance process and agree to furnish promptly to the FTC and the Antitrust Division of the Department of Justice any additional information reasonably requested by them in connection with such filings.

         14.12. SEVERABILITY. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein.

         14.13. NON-SOLICITATION. During the term of the ArQule compound supply as set forth in Section 11.2. and thereafter for a period of two (2) years, PRI shall not persuade or induce, or attempt to persuade or induce, any ArQule employee to discontinue his or her employment with ArQule in order to become employed by or associated with PRI; its Affiliates; or any other business, enterprise, or effort that is associated with PRI.

         14.14. RIGHTS UPON INSOLVENCY. All rights and licenses to Patent Rights granted under or pursuant to this Agreement by ArQule to PRI are, for all purposes of Section 365(n) of Title 11 of the U.S. Code ("Title 11"), licenses of rights to "intellectual property" as defined under Section 101(60) of Title
11. The parties agree that PRI shall retain and may fully exercise all of its rights and elections under Title 11. ArQule agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such Patent Rights. If a case is commenced by or against ArQule under Title 11, then ArQule (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee) shall either (i) provide PRI access to, or if appropriate provide PRI with a duplicate copy of, all such intellectual property (including all embodiments thereof) held by ArQule and such successors and assigns, as PRI may elect in a written request, immediately upon such request, or (ii) perform all of the obligations provided in this Agreement to be performed by ArQule; provided, however, that ArQule shall fulfill the obligations set forth in clause (i) above in the event that this Agreement is rejected as provided in Title 11 and PRI elects to retain its rights hereunder as provided in Title 11. All rights, powers and remedies of PRI, as a licensee hereunder, provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against ArQule. PRI, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including Title
11) in such event.

         14.15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings.

         14.16. ADVICE OF COUNSEL. PRI and ArQule have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one party or another and will be construed accordingly.

         IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a sealed instrument effective as of the date first above written.

                           R.W. JOHNSON PHARMACEUTICAL
                           RESEARCH INSTITUTE


                            By:      /s/ Per A. Peterson
                               ------------------------------------------------
                                     Per A. Peterson
                                     President


                            ARQULE, INC.


                            By:      /s/ Eric B. Gordon
                               ------------------------
                                     Eric B. Gordon
                                     President and Chief Executive Officer

                                    EXHIBIT A
                                    ---------

                     TERMS AND CONDITIONS OF PATENT LICENSE

The following terms and conditions supplement the provisions of the Agreement.

1.  DEFINITIONS.
    -----------

         1.1. "COMPOUND ARRAY" means a plurality of chemical compounds arranged in a spatially addressable format.

         1.2. "LICENSED ARRAY" means any Compound Array that cannot be developed, manufactured, used, or sold without infringing one or more claims under the Licensed Patents, excluding (i) the specific Compound Array and individual chemical compounds disclosed in the example in the Licensed Patents and (ii) Compound Arrays and individual chemical compounds that incorporate the specific chemistries disclosed in the Licensed Patents (e.g., aminimide- and oxazolone-based chemistries).

         1.3. "LICENSED PATENTS" means U.S. Patent Nos. 5,712,171 and 5,736,412 entitled "Method of Generating a Plurality of Chemical Compounds in a Spatially Arranged Array" and any divisional, continuation, reissue, or reexamination of such patents, and any foreign counterparts to such patents.

         1.4. "LICENSED PROCESS" means a process used to produce a Compound Array if the process cannot be developed or performed without infringing one or more claims under the Licensed Patents.

2.  GRANT OF RIGHTS.
    ---------------

         During the term of this Agreement, ArQule hereby grants to PRI and its Affiliates a non-exclusive, worldwide license (without the right to sublicense) under the Licensed Patents to develop, make, and use Licensed Arrays and to develop and perform Licensed Processes for its own internal research and development efforts. This license grant is expressly limited to the Licensed Patents and does not extend to any other current or future issued patents within ArQule Patent Rights.

3.  INDEMNIFICATION.
    ---------------

         3.1. INDEMNIFICATION. PRI agrees to defend, indemnify and hold ArQule, its Affiliates and their respective directors, officers, employees, and agents (the "Indemnitees") harmless from all costs, judgments, liabilities, and damages assessed by a court of competent jurisdiction arising from claims asserted by a third party against ArQule, its Affiliates, or their respective directors, officers, employees, or agents as a result of: (i) actual or asserted violations by PRI or its Affiliates, sublicensees, or third party manufacturers of any applicable law or regulation that relates to the manufacture, distribution, or sale of any Licensed Array or other product developed or discovered using the Licensed Process, including without any alleged or actual claim that such product was adulterated, misbranded, or mislabeled; (ii) claims for bodily injury, death, or property damage attributable to the manufacture, distribution, sale, or use by PRI or its Affiliates, sublicensees, or third party manufacturers of any Licensed Array or other product developed or discovered using the Licensed Process; or (iii) a recall ordered by a governmental agency, or required by a confirmed failure, of any Licensed Array or other product developed or discovered using the Licensed Process that is manufactured, distributed, or sold by PRI, its Affiliates, sublicensees, or third party manufacturers; provided, however, that such indemnification shall not apply to any liability, damage, loss or expense to the extent directly attributable to (i) the negligent activities or intentional misconduct of the Indemnitees or (ii) the settlement of a claim, suit, action, or demand by the Indemnitees without the prior written approval of PRI.

         3.2. PROCEDURE. The Indemnitees agree to provide PRI with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. PRI agrees, at its own expense, to provide attorneys reasonably acceptable to ArQule to defend against any such claim. The Indemnitees shall cooperate fully with PRI in such defense and will permit PRI to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of PRI, if representation of such Indemnitee by the counsel retained by PRI would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. PRI agrees to keep ArQule informed of the progress in the defense and disposition of such claim and to consult with ArQule with regard to any proposed settlement.

4.  MISCELLANEOUS.
    -------------

         4.1. MARKING OF LICENSED ARRAYS. To the extent commercially feasible and consistent with prevailing business and legal practices, PRI shall mark, and shall cause its Affiliates to mark, all Licensed Arrays that are produced under this Agreement with the number of each issued patent under the Licensed Patents that applies to such Licensed Array.

         4.2. COMPLIANCE WITH LAW. PRI shall comply with, and shall ensure that its Affiliates comply with, all local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Arrays. PRI expressly agrees that PRI and its Affiliates shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce.